April 21, 2010	Mr. Richard G. Spencer
President and Chief Executive Officer
(412) 367-3300
E-mail: rspencer@fidelitybank-pa.com

FIDELITY BANCORP, INC. ANNOUNCES
SECOND QUARTER RESULTS
FOR FISCAL 2010
AND QUARTERLY DIVIDEND

PITTSBURGH, PA – April 21, 2010 – Fidelity Bancorp, Inc. of Pittsburgh, Pennsylvania (NASDAQ: FSBI), the holding company for Fidelity Bank today announced second quarter earnings for the three-month period ended March 31, 2010. Fidelity recorded net income of $479,000 or $0.12 per share (diluted) for the period, compared to a net loss of $129,000 or ($0.08) per share (diluted) in the prior year quarter. The $608,000 increase in net income primarily reflects a decrease in other-than-temporary impairment (“OTTI”) charges on certain investment securities of $1.3 million, an increase in other income (excluding OTTI charges) of $358,000, and a decrease in income tax provision of $280,000, partially offset by a decrease in net interest income of $1.1 million and an increase in operating expenses of $338,000.  The Company’s annualized return on average assets was .26% and return on average equity was 4.02% compared to -0.07% and –1.09% respectively, for the same period in the prior year. For the six-month period ended March 31, 2010, net income was $711,000, or $.17 per share (diluted), compared to $1.6 million or $.45 per share (diluted) in the prior year period. Annualized return on assets was .20% and return on equity was 2.99% for the fiscal 2010 period, compared to .42% and 6.93%, respectively, for the same period in the prior year.

Net interest income before provision for loan losses decreased $1.1 million or 23.2% to $3.5 million for the three-month period ended March 31, 2010, compared to $4.6 million in the prior year period. For the six months ended March 31, 2010, net interest income before provision for loan losses decreased $2.1 million or 22.7% to $7.2 million, compared to $9.3 million in the prior year period.

The provision for loan losses was $300,000 for the three-months ended March 31, 2010 compared to $320,000 in the prior year quarter.  The provision for loan losses decreased to $600,000 for the six-months ended March 31, 2010, compared to $875,000 in the prior year period. The provision for loan losses is charged to operations to bring the total allowance for loan losses to a level that reflects management’s best estimates of the losses inherent in the portfolio.  An evaluation of the loan portfolio, current economic conditions and other factors is performed each month at the balance sheet date. Non-performing loans and foreclosed real estate were 2.42% of total assets at March 31, 2010, compared to .89% at March 31, 2009.  The allowance for loan losses was 32.5% of non-performing loans at March 31, 2010, compared to 59.8% at March 31, 2009.

Included in non-performing loans as of March 31, 2010 were the following loans which were identified as such in prior periods but subsequent to March 31, 2009:

•
A $3.3 million commercial participation loan to a borrower in the restaurant industry.  The Company restructured the loan at its maturity by entering into a forbearance agreement with the borrower to make reduced payments over a six-month period.  The Company has never had any payment delinquency with this borrower before or after the forbearance agreement was executed.  In response to the Shared National Credit Examination, this loan was transferred to non-accrual status as of September 30, 2009.

•
Two commercial real estate loans totaling $5.0 million to the same borrower for the acquisition of land with two commercial-zoned buildings. The borrower filed for bankruptcy in August 2009, however the Company is currently receiving monthly rental payments from the corresponding tenants which exceed the current monthly debt requirement. The Company had the properties appraised in September 2009 and the appraised value exceeds the principal balance owed.

•
A $2.2 million commercial loan to a borrower for the acquisition of a commercial property which is partially vacant at this time. The Company is currently receiving monthly rental payments from the tenants, however, there remains a cash flow shortage.  Furthermore, an updated appraisal was completed in September 2009 indicating a collateral shortfall.

Loan loss reserves of $1.1 million have been allocated specifically for the aforementioned commercial loans.

Other income, excluding the OTTI charges, increased $358,000 or 38.0% to $1.3 million for the quarter ended March 31, 2010 compared to $943,000 for the same period last year. The increase for the current quarter primarily relates to gains on the sale of investment and mortgage-backed securities of $387,000; there were no similar gains in the prior year period.  For the six months ended March 31, 2010, other income, excluding the OTTI charges, was $3.0 million compared to $1.8 million in the prior year period. The increase for the six-month period is primarily attributed to gains on the sale of investment and mortgage-backed securities of $1.0 million during the current period, while there were no similar gains in the prior year period.  The increase for the six month period also includes an increase in the gain on the sale of loans of $67,000 and an increase in other operating income of $121,000.

OTTI charges were $296,000 during the three-month period ending March 31, 2010, compared to $1.6 million in the prior year period.  The impairment charges for the current period relate to the Company’s holdings of two pooled trust preferred securities.  OTTI charges were $1.5 million during the six-month period ending March 31, 2010, compared to $1.7 million during the prior year period.  The impairment charges for the current six-month period relate to the Company’s holdings of six pooled trust preferred securities. The impairment charges for both periods resulted from several factors, including a downgrade in their credit ratings, failure to pass their principal coverage tests, indications of a break in yield, and the decline in the net present value of their projected cash flows.  Management of the Company has deemed the impairment on the trust preferred securities to be other-than-temporary based upon these factors and the duration and extent to which the market value has been less than cost, the inability to forecast a recovery in market value, and other factors concerning the issuers in the pooled securities.  The impairment charges in the prior year periods related to the Company’s holding of the AMF Ultra Short Mortgage Fund, its investment in a pooled trust preferred security, and its holdings of Freddie Mac preferred stock.  At March 31, 2010, the Company had holdings in 20 different trust preferred offerings, with a book value of $18.7 million.  The net unrealized loss on these securities amounted to $6.1 million at March 31, 2009.

Operating expenses for the quarter ended March 31, 2010, increased $338,000 or 9.9% to $3.8 million compared to $3.4 million for the comparable prior year period.  For the six-month period in this fiscal year, operating expenses increased $807,000 or 12.1% to $7.5 million, compared to $6.7 million in the prior year period.  The operating expense increase for the three-month period ended March 31, 2010 is primarily attributed to an increase in federal deposit insurance premiums of $247,000 and an increase in other operating expenses of $118,000.  The operating expense increase for the six-month period ended March 31, 2009 is primarily attributed to an increase in federal deposit insurance premiums of $537,000, an increase in service bureau expense of $88,000, and an increase in other operating expenses of $80,000.

For the three-months ended March 31, 2010, the provision for income taxes decreased $280,000 to a benefit of $11,000 compared to a provision of $269,000 for the same period last year.  For the six months ended March 31, 2010, the provision for income taxes decreased $368,000 to a benefit of $124,000 compared to a provision of $244,000 for the same period last year.  The tax benefits for the current periods were significantly impacted by the impairment charges during the respective periods.  The OTTI charges recorded in the current periods caused pre-tax income to be lower than tax-exempt income; therefore a tax benefit was recorded.  The tax provision for the prior year periods were significantly impacted by the impairment charges during the fiscal year ended September 30, 2008.  On October 3, 2008, the Emergency Economic Stabilization Act was enacted which includes a provision permitting banks to recognize losses relating to FNMA and FHLMC preferred stock as an ordinary loss, thereby allowing the Company to recognize a tax benefit on the losses.  Consequently, the Company recognized this additional tax benefit in the quarter ending December 31, 2008.

Total assets were $708.0 million at March 31, 2010, a decrease of $22.0 million or 3.0% compared to September 30, 2009, and a decrease of $12.4 million or 1.7% compared to March 31, 2009. Net loans outstanding decreased $20.0 million or 4.9% to $389.8 million at March 31, 2010 as compared to September 30, 2009, and decreased $67.1 million or 14.7% as compared to March 31, 2009. Deposits increased $2.3 million to $446.1 million at March 31, 2010 as compared to September 30, 2009, and increased $15.1 million as compared to March 31, 2009. Short-term borrowings were $131,000 at March 31, 2010, $104,000 at September 30, 2009, and $126,000 at March 31, 2009. Long-term debt decreased $25.1 million to $93.4 million at March 31, 2010 as compared to September 30, 2009, and decreased $25.2 million as compared to March 31, 2009. Stockholders’ equity was $48.3 million at March 31, 2010, compared to $47.1 million at September 30, 2009 and $49.0 million at March 31, 2009.

QUARTERLY DIVIDEND

The Board of Directors of Fidelity Bancorp, Inc. yesterday declared a quarterly cash dividend of $.02 per share on the Company’s common stock. The dividend is payable May 28, 2010 to stockholders of record May 14, 2010.  This dividend represents the 87th uninterrupted quarterly cash dividend paid to stockholders.

The Company's filings with the Securities and Exchange Commission are available on-line through the Company’s Internet website at  www.fidelitybancorp-pa.com.

Fidelity Bancorp, Inc. is the holding company for Fidelity Bank, a Pennsylvania-chartered, FDIC-insured savings bank conducting business through thirteen offices in Allegheny and Butler counties.

Statements contained in this news release which are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by Fidelity Bancorp, Inc. with the Securities and Exchange Commission from time to time.

Fidelity Bancorp, Inc. and Subsidiaries
Income Statement for the Three and Six Months Ended
March 31, 2010 and 2009 - Unaudited
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2010	2009	2010	2009
Interest income:
Loans	$ 5,457	$ 6,871	$ 11,260	$ 13,945
Mortgage-backed securities	738	1,009	1,519	2,146
Investment securities	1,195	1,474	2,420	3,041
Deposits with other institutions	13	2	26	4
Total interest income	7,403	9,356	15,225	19,136

Interest expense:
Deposits	1,398	2,177	2,980	4,528
Borrowed funds	2,384	2,495	4,884	5,146
Subordinated debt	100	102	204	206
Total interest expense	3,882	4,774	8,068	9,880

Net interest income before provision
for loan losses	3,521	4,582	7,157	9,256
Provision for loan losses	300	320	600	875
Net interest income after provision
for loan losses	3,221	4,262	6,557	8,381
Other income:
Loan service charges and fees	125	140	278	266
Gain on sale of investment
and mortgage-backed securities	387	-	1,037	-
Impairment charge on securities	(296)	(1,645)	(1,530)	(1,720)
Gain on sale of loans	86	124	221	154
Deposit service charges and fees	334	342	719	730
Other operating income	369	337	764	643
Total other income	1,005	(702)	1,489	73

Operating expenses:
Compensation and benefits	2,021	2,091	4,079	4,018
Office occupancy and equipment	274	276	528	512
Depreciation and amortization	133	120	267	242
Federal insurance premiums	322	75	631	94
Service bureau expense	145	113	307	219
Other operating expenses	863	745	1,647	1,567
Total operating expenses	3,758	3,420	7,459	6,652

Income before income tax (benefit) provision	468	140	587	1,802
Income tax (benefit) provision	(11)	269	(124)	244
Net income (loss)	479	(129)	711	1,558
Preferred stock dividend	(88)	(106)	(175)	(106)
Amortization of preferred stock discount	(15)	(15)	(30)	(15)

Net income (loss) available to
common stockholders	$ 376	$ (250)	$ 506	$ 1,437

Basic earnings per common share	$ 0.12	$ (0.08)	$ 0.17	$ 0.47
Diluted earnings per common share	$ 0.12	$ (0.08)	$ 0.17	$ 0.45

Balance Sheets - Unaudited
(In thousands, except share data)

	March 31, 2010	September 30, 2009	March 31, 2009
Assets:
Cash and due from banks	$ 5,496	$ 20,601	$ 6,854
Interest-earning demand deposits	23,686	21,879	7,465
Securities available-for-sale	161,366	166,115	144,523
Securities held-to-maturity	85,037	72,448	66,498
Loans receivable, net	389,829	409,787	456,914
Loans held-for-sale	517	694	561
Foreclosed real estate, net	269	103	106
Federal Home Loan Bank stock, at cost	10,034	10,034	10,034
Accrued interest receivable	2,731	2,900	3,192
Office premises and equipment	9,117	8,470	7,553
Other assets	19,907	17,000	16,645
Total assets	$ 707,989	$ 730,031	$ 720,345

Liabilities and Stockholders' Equity:
Liabilities:
Deposits	$ 446,130	$ 443,880	$ 431,047
Short-term borrowings	131	104	126
Subordinated notes payable	7,732	7,732	7,732
Securities sold under agreement to repurchase	105,080	106,244	105,390
Advance payments by borrowers for taxes
and insurance	2,482	1,274	2,998
Long-term debt	93,443	118,541	118,672
Other liabilities	4,681	5,144	5,392
Total liabilities	659,679	682,919	671,357

Stockholders' equity:
Preferred stock, $.01 par value per share,
5,000,000 shares authorized, 7,000
shares issued	6,773	6,743	6,655
Common stock, $.01 par value per share,
10,000,000 shares authorized, 3,666,325,
3,664,947, and 3,662,488 shares issued	37	37	37
Treasury stock 619,129 shares	(10,382)	(10,382)	(10,382)
Additional paid-in capital	46,433	46,390	46,330
Retained earnings	9,068	8,685	12,335
Accumulated other comprehensive loss,
net of tax	(3,619)	(4,361)	(5,987)
Total stockholders' equity	48,310	47,112	48,988

Total liabilities and stockholders' equity	$ 707,989	$ 730,031	$ 720,345

Other Data:
		At or For the Three Month Period Ended
		March 31,

		2010	2009

Annualized return on assets		0.26%	-0.07%
Annualized return on equity		4.02%	-1.09%
Equity to assets		6.82%	6.80%
Interest rate spread (tax equivalent)		1.94%	2.41%
Net interest margin (tax equivalent)		2.18%	2.71%
Non-interest expense to average assets		2.07%	1.86%
Loan loss allowance to net loans		1.41%	0.82%
Non-performing loans and foreclosed real
estate to total assets at end-of-period		2.42%	0.89%

		At or For the Six Month Period Ended
		March 31,

		2010	2009

Annualized return on assets		0.20%	0.42%
Annualized return on equity		2.99%	6.93%
Equity to assets		6.82%	6.80%
Interest rate spread (tax equivalent)		1.97%	2.47%
Net interest margin (tax equivalent)		2.20%	2.73%
Non-interest expense to average assets		2.05%	1.81%
Loan loss allowance to net loans		1.41%	0.82%
Non-performing loans and foreclosed real
estate to total assets at end-of-period		2.42%	0.89%

	# # #